Exhibit 99.1

EGPI Firecreek, Inc. Identifies Active Fraudulent Third Party Press Releases and Website Activity

Company Warns News on Marijuana Medical Division False And A Newly Created Website Fraudulent

Scottsdale, Ariz., April 18, 2014 -- EGPI Firecreek, Inc. (OTCQB: EFIR) (the “Company”) Announced today, they have recently identified a press release dated April 21, 2014 regarding EGPI Firecreek, Inc. initiating a newly created medical division to service the medical marijuana industry. This release was put out by an unknown third party and/or persons not related to the Company.

The Company states that the purported medical division related to servicing the multibillion dollar marijuana industry was never written or authorized to be written by the Company, and should be considered false and misleading.

The Company has also identified a false web site creation: http://www.egpimedical.com/  and two email accounts: info@egpimedical.com  and egpimedical@gmail.com which the Company did not authorize and has absolutely no affiliation with.

The Company has reported this activity to various agencies including the FBI and investors should be warned that any reference to a medical division for EGPI Firecreek, Inc. is false.

EGPI Firecreek, Inc. is an independent oil and gas company, engaging in the exploration, development, and exploitation of crude oil and natural gas properties primarily in the United States. The company focuses on the oil and gas projects located in the Permian Basin areas of Texas, and surrounding states and regions in the United States for activities related to oil and gas production, and related business and other opportunities. It holds interests in oil and gas leases and reserves located in Texas. The company is headquartered in Scottsdale, Arizona and has been in the process of restructuring operations.

While the Company is currently exploring various business ventures, any and all public dissemination of any news, can only be deemed credible when it is coming directly from the Company and the distribution source is from a credible national distributor of news and press releases.

Safe Harbor

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of EGPI Firecreek, Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond EGPI Firecreek, Inc.'s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in EGPI Firecreek, Inc.'s filings with the Securities and Exchange Commission.

Public Relations and Shareholder Information

Joe Vazquez

Phone: (754)204-4549

email: infinityglobalconsulting@gmail.com